SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2801 West Tyvola Road
Charlotte, North Carolina 28217

April 21, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 26, 2010 at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 18, 2010 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we,” “our,” “Belk” or the “Company”) will be held at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, on Wednesday, May 26, 2010, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors nominated by the Board of Directors (the “Board”) to terms expiring at the 2013 Annual Meeting of Stockholders;

(2) To approve the Belk, Inc. 2010 Incentive Stock Plan; and

(3) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 9, 2010 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 9, 2010 will be available at our offices for examination during normal business hours by any stockholder during the period from May 12, 2010 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 21, 2010

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label and indicate whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 26, 2010

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2010 Annual Meeting of Stockholders. The Annual Meeting will be held on May 26, 2010, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The proxy is solicited by Belk’s Board. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 21, 2010.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 9, 2010 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 9, 2010 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the election of three Directors nominated by the Board to terms expiring at the 2013 Annual Meeting of Stockholders, the approval of the Belk, Inc. 2010 Incentive Stock Plan and any other matters that may properly come before the meeting or any adjournment or postponement thereof. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director and broker non-votes will have no effect on the outcome of the vote.

How may I vote for the Belk, Inc. 2010 Incentive Stock Plan, and how many votes must the proposal receive to be approved?

With respect to the approval of the Belk, Inc. 2010 Incentive Stock Plan, you may:

•	vote FOR the approval of the Belk, Inc. 2010 Incentive Stock Plan;

•	vote AGAINST the approval of the Belk, Inc. 2010 Incentive Stock Plan; or

•	ABSTAIN from voting on the approval of the Belk, Inc. 2010 Incentive Stock Plan;

The proposal must receive the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be cast at the Annual Meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to be cast, and accordingly will be treated as votes “against” the proposal. Broker non-votes will not be included in the number of votes present and entitled to be cast, and accordingly will not affect the outcome of the vote.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the three nominees for Director; and

•	FOR the Belk, Inc. 2010 Incentive Stock Plan.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted:

•	FOR the three nominees for Director; and

•	FOR the Belk, Inc. 2010 Incentive Stock Plan.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters. Beginning this year, the election of directors is not considered a routine matter under NYSE rules relating to voting by banks and brokers. In addition, the approval of the Belk 2010 Incentive Stock Plan is not considered a routine matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

As of the record date, 46,905,134 shares of Class A Common Stock and 1,392,192 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board may be fixed by resolution of a majority of the Board at any number between two and eighteen members.

The Board has currently fixed the number of Directors at nine. The Certificate and Bylaws also divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The current terms of the Directors in Class III are set to expire at the Annual Meeting. John A. Kuhne, a current Class III Director, will be retiring from the Board at the end of his term at the Annual Meeting. The Board expresses its gratitude to Mr. Kuhne for his many years of dedicated service to Belk.

The Board has nominated the persons set forth below as Class III Directors to serve a three-year term that will expire at the Annual Meeting of Stockholders in 2013:

John R. Belk
Jerri L. DeVard
Elizabeth Valk Long

Each nominee has consented to serve as a Director if elected. The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2011 and 2012.

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE CLASS III DIRECTORS.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

			Executive
Name	Age	Position	Officer Since

Kathryn Bufano	57	President, Merchandising and Marketing	2008
Ralph A. Pitts	56	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	53	Executive Vice President and Chief Financial Officer	2000

Kathryn Bufano. Ms. Bufano has served as our President, Merchandising and Marketing since January 2008. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2003 to 2006, Ms. Bufano pursued higher education. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

Ralph A. Pitts. Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”), a subsidiary of Belk, since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College, a member of the Executive Board of the Mecklenburg County Council of the Boy Scouts of America and a member of the Wachovia Bank Charlotte Advisory Board.

Brian T. Marley. Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He was Chairman of the Board of Directors of Belk National Bank through January 2006 and served on the Board of Directors of Apex Analytix, Inc. through May 2009.

Directors

Set forth below are the nominees for election to the Board as Class III Directors, the current Directors serving as Class I and Class II Directors and certain information about the nominees and current Directors, which has been furnished to us by the respective individuals. Also set forth below is information about the experience, qualifications, attributes and skills considered by our Board in determining that the nominee should serve as a Director of our Company. For additional information about how we identify and evaluate nominees for director, see “Selection of Nominees for Director”.

Nominees for Election

Class III Directors — Term Expiring 2013

John R. Belk
Age 51
Director Since 1998

Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the separate predecessor Belk Companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk served on the Board of Directors of Alltel Corporation from 1996 to 2007 and currently serves on the Board of Directors of Ruddick Corporation. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

Mr. Belk has almost 25 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other public companies also provides him with broad experience on governance issues.

Jerri L. DeVard
Age 51
Nominee for Director Beginning in 2010

Since 2007, Ms. DeVard has been Principal of DeVard Marketing Group, a firm that specializes in advertising, branding, communications, and traditional/digital/multicultural marketing strategies. Prior to forming DeVard Marketing Group, Ms. DeVard served as the Senior Vice President of Marketing of Verizon Communications, Inc., a provider of communications services, from 2005 until 2007 and as the Senior Vice President, Marketing Communications

and Brand Management from 2003 until 2005. Prior to 2003, she held a variety of positions, including the Chief Marketing Officer of the e-Consumer business at Citibank N.A.; Vice President of Marketing for Revlon Inc.’s Color Cosmetics; Vice President of Marketing for Harrah’s Entertainment; Director of Marketing for the NFL’s Minnesota Vikings; and several brand management positions at the Pillsbury Company. Ms. DeVard serves as a director of Gurwitch Products, as a member of PepsiCo African American Advisory Board and as Vice Chair of the Spelman College Board of Trustees. From 2004 until 2006, she served as a director of Tommy Hilfiger Corporation.

Ms. DeVard brings many years of significant marketing and leadership experience to our Board. Her leadership and service as a director for other companies also provides her with broad experience on governance issues.

Elizabeth Valk Long
Age 60
Director Since 2004

Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time Inc., serving in that capacity for Life, People and Time magazines. From 2002 until 2006, she served as a director of Jefferson Pilot Corporation, and she currently serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company. She

is also a trustee of St. Timothy’s School in Maryland.

Ms. Long brings many years of leadership experience to our Board. Her service as a director for other public companies also provides her with broad experience on governance.

Incumbent Directors

Class I Directors — Term Expiring 2011

Thomas M. Belk, Jr.
Age 55
Director Since 1998

Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He is Past Chairman of the Charlotte Chamber of Commerce

and serves on the Boards of The Orvis Company, Inc., the Mecklenburg County Council of the Boy Scouts of America and the Carolinas Healthcare System. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

Mr. Belk has almost 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

J. Kirk Glenn, Jr.
Age 67
Director Since 1998

Mr. Glenn served on the Boards of Directors of a number of the Belk Companies from 1983 until May 1998 and currently serves on the Boards of Directors of various Belk subsidiaries. Mr. Glenn is the retired Chairman and Manager of Quality Oil Company, LLC and Reliable Tank Line, LLC. He has served as Chairman of the Boards of Directors of Crisis Control Ministry, Special Children’s School, and Winston-Salem Business, Inc.

Mr. Glenn’s service as a director of Belk and its predecessors for over 25 years provides him with a unique insight into our business. His leadership and service as a director for other companies provides him with broad experience on governance issues.

John L. Townsend, III
Age 54
Director Since 2005

Mr. Townsend is currently a private investor. He was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Senior Advisor of Stone Point Capital, a Director of

International Paper Company, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also serves as Chairman of the Board of Trustees of Episcopal High School and is a member of the Board of Trustees of the University of North Carolina — Chapel Hill, the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, the Investment Committee of the Smith Richardson Foundation and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Mr. Townsend has significant experience in investment banking and financial management and broad leadership experience in the public and private sectors. His service as a director for other companies and organizations provides him with broad experience on governance issues.

Class II Directors — Term Expiring 2012

H.W. McKay Belk
Age 53
Director Since 1998

Mr. Belk has been our President and Chief Merchandising Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since June 1979. Mr. Belk is currently a Director,

Chair of the Audit Committee and member of the Compensation Committee of Coca-Cola Bottling Co. Consolidated and a past Director of the North Carolina Chamber of Commerce. He is a past member of the Board of Trustees of Charlotte Latin School and currently serves on the Board of Trustees of the Crossnore School. He is also a past Chairman of the Charlotte Chamber of Commerce. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Mr. Belk has over 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

Thomas C. Nelson
Age 47
Director Since 2003

Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

Mr. Nelson has significant leadership experience as a chief executive officer and chairman of a company. He also has experience in investment banking and private equity investing. His service as a director for other public and private companies provides him with broad experience on governance issues.

John R. Thompson
Age 58
Director Since 2006

Mr. Thompson is Senior Vice President and General Manager of BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer

Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. From 2004 to 2008, he served on the Board of Directors of Wendy’s/Arby’s International, Inc. Mr. Thompson currently serves on the Board of Directors of Best Buy Children’s Foundation, Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation and as a trustee of the Walker Art Museum.

Mr. Thompson has broad leadership experience in several retail businesses, as well as experience in eCommerce, retail distribution and logistics. His service as a director for other companies and non-profit organizations also provides him with broad experience on governance issues.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2010, the Board held six meetings. All of the Directors attended all of the meetings of the Board and the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2009, all of the nine Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on the Corporate Governance page of our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Communications with the Board

Any stockholder who wishes to communicate directly with the Board may do so by writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) in determining the independence of our Directors. Our Board has determined that Messrs. Glenn, Kuhne, Nelson, Thompson and Townsend and Ms. Long are considered independent Directors in accordance with Nasdaq listing standards. In addition, we expect that Ms. DeVard will be an independent Director.

Board Leadership Structure and Role in Risk Oversight

Thomas M. Belk, Jr. currently serves as both Chairman of the Board and Chief Executive Officer for our company. We believe that combining the roles of chairman and chief executive officer is the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As a member of the founding family and a significant stockholder and with almost 30 years of service to Belk, we believe Mr. Belk is the appropriate person to lead both our board and the management of our business. Our Bylaws also provide that the roles of Chairman of the Board and Chief Executive Officer be held by one person.

To further strengthen our corporate governance structure and provide independent oversight of our company, six of our nine Directors, or two-thirds of our Board, are independent Directors. In addition, all of the Directors on the Audit Committee and the Compensation Committee, and two of the three members of the Nominating and Corporate Governance Committee are independent Directors. Each of these committees is led by a committee chair. The committee chairs set the agendas for their committees and report to the full Board on their work. We do not have a lead director, but our Corporate Governance Guidelines provide that independent Directors will meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular Board meeting. The chairs of the Audit Committee and the Compensation Committee rotate as presiding Director.

We believe that having a combined Chairman and Chief Executive Officer and a Board with a majority of independent Directors who meet regularly in executive session provides the best form of leadership for us and the Board. We have a single leader for our Company, and he is seen by our employees, customers, business partners, stockholders and other stakeholders as providing strong leadership for the Company, both in our industry and in the communities in which we operate.

While our Board is responsible for overseeing our risk management, Company management is charged with managing risk. The Board delegates many of its oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing with management any significant contingencies, risks or exposures and steps that management has taken to minimize such contingencies, risks and exposures. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed, and the Board receives reports on risk management from our senior officers and from the chair of the Audit Committee. The Board believes that the work undertaken by the Audit Committee, together with the work of the full Board, enables the Board to effectively oversee our risk management function.

Committees of the Board

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2010, the Executive Committee held no formal meetings but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are J. Kirk Glenn, Jr., John A. Kuhne, Thomas C. Nelson and John L. Townsend, III, all of whom are independent Directors in accordance with Nasdaq listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2010, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended in April 2010. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•	discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 30, 2010 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman
J. Kirk Glenn, Jr.
John A. Kuhne
John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are J. Kirk Glenn, Jr., Elizabeth Valk Long and John R. Thompson. Mr. Glenn is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the Nasdaq listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2010, the Compensation Committee held seven meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2010. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the

Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2010 proxy statement for filing with the Securities and Exchange Commission.

J. Kirk Glenn, Jr., Chairman
Elizabeth Valk Long
John R. Thompson

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed in December 2009. The current members of the Nominating and Corporate Governance Committee are John R. Belk, John R. Thompson and John L. Townsend, III. Mr. Thompson and Mr. Townsend are independent Directors in accordance with Nasdaq listing standards. Mr. Townsend is the Chairman of the Nominating and Corporate Governance Committee. Since its formation, the Nominating and Corporate Governance Committee held two meetings.

The Nominating and Corporate Governance Committee has adopted a charter in December 2009. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Nominating and Corporate Governance Committee’s primary responsibilities include identifying individuals qualified to become Board members and recommending director nominees to the Board prior to each annual meeting of stockholders, and matters concerning corporate governance practices.

Selection of Nominees for Director

The Board has the responsibility for reviewing and recommending nominees for membership on the Board, and the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the Board.

Board nominees are considered based upon various criteria. Nominees must have integrity, accountability, judgment and perspective. In addition, nominees are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a formal policy regarding the diversity of our Board, the Nominating and Corporate Governance Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more nominees to fill any vacancies that may occur on the Board. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. Nominees may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may also engage third party search firms experienced in identifying qualified Board candidates to assist in identifying potential nominees. Evaluations of prospective nominees typically include a review of the nominee’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, with one or more members of the Nominating Committee, or with one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends nominees to the full Board, with the full Board selecting the nominees to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Jerri L. DeVard, one of the nominees for Director at the Annual Meeting, has not previously served on the Board. She was recommended as a candidate for Director by a third party search firm, to which Belk paid a fee for its services. Ms. DeVard was interviewed by each member of the Nominating Committee, and she met with the remaining members of the Board prior to her nomination.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 9, 2010 held by:

•	each of the Directors and nominees for Director;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, calculated in accordance with SEC rules and regulations, during fiscal year 2010;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

	Shares of Class A			Shares of Class B
	Common Stock		Percent of	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)	Beneficially Owned(1)		Class(3)

Directors and Executive Officers:
Thomas M. Belk, Jr.	5,443,477	(4)	11.6	1,560	(5)	*
H.W. McKay Belk	5,330,257	(6)	11.4	19,944	(7)	1.4
John R. Belk	5,529,877	(8)	11.8	11,586	(9)	*
Jerri L. DeVard	—		*	—		*
J. Kirk Glenn, Jr.	2,691,014	(10)	5.7	13,202		*
John A. Kuhne	704,059	(11)	1.5	13,202		*
Thomas C. Nelson	—		*	13,202		*
Elizabeth Valk Long	—		*	12,202		*
John L. Townsend, III	—		*	11,202		*
John R. Thompson	—		*	10,202		*
Ralph A. Pitts	—		*	29,899		2.1
Brian T. Marley	—		*	84,036		6.0
All Directors and executive officers as a group (13 persons)	11,607,490		24.7	223,614		16.1

Other Five Percent Stockholders:
John M. Belk 1999 Grantor Trust	10,802,576	(12)	23.0	—		*
Sarah Belk Gambrell	9,682,570	(13)	20.6	—		*
Katherine McKay Belk	5,490,729	(14)	11.7	121,739	(15)	8.7
Katherine Belk Morris	6,715,927	(16)	14.3	—		*
B. Frank Matthews, II	2,789,037	(17)	5.9	3,000		*
Davidson College	61,439	(18)	*	93,230		6.7

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	46,905,134 shares of Class A Common Stock were outstanding as of April 9, 2010.

(3)	1,392,192 shares of Class B Common Stock were outstanding as of April 9, 2010.

(4)	Includes:

•	208,338 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated January 29, 2006.

•	266,341 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	1,092 shares held by Sarah F. Belk, his wife, and 32,403 shares held by Sarah Fortune Belk Revocable Trust dated 12-11-07. His wife is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,243,250 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

(5)	Includes:

•	1,560 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

(6)	Includes:

•	202,026 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	124,536 shares held by H.W. McKay Belk as custodian for his minor children.

•	137,751 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	137,793 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	1,092 shares held by Nina F. Belk, his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,243,250 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

80,000 of these shares are subject to pledge.

(7)	Includes:

•	3,948 shares held by H.W. McKay Belk as custodian for his minor children.

•	7,998 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	7,998 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

(8)	Includes:

•	208,029 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	252,100 shares held by John R. Belk Grantor Annuity Trust dated October 12, 2009.

•	235,807 shares held by John R. Belk as custodian for his minor children.

•	1,092 shares held by Kimberly Dupree Belk, his wife, and 207,592 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. His wife is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,243,250 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

182,336 of these shares are subject to pledge.

(9)	Includes:

•	8,012 shares held by John R. Belk as custodian for his minor children.

(10)	Includes:

•	871 shares held by Madlon C. Glenn, his wife.

•	1,501,410 shares held by Bank of America, N.A., Successor Trustee Daisy Belk Mattox Trustee Under Will Dtd 12/22/52, Modified 01/25/10. Voting power is vested in Bank of America, N.A., Successor Trustee, and investment power is vested in J. Kirk Glenn, Jr., Special Trustee.

•	587,582 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al; and 391,897 shares held by John Belk Stevens Trust U/W ITEM III, Section A f/b/o Sara S. Glenn. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee of each trust.

(11)	Includes:

•	452,318 shares held by Lucy S. Kuhne, Trustee of the Lucy S. Kuhne Revocable Trust dated June 27, 2007 and 229,981 shares held by Lucy S. Kuhne and Claire M. Efird, Trustees of Trust B under Will of W.H.B. Simpson f/b/o Bessie Simpson Hanahan.

(12)	Includes:

•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk 1999 Grantor Trust as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

John M. Belk 1999 Grantor Trust’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	349,230 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	39,621 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Seven dated March 6, 2007. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	942,153 shares held as custodian for her minor grandchildren.

•	100 shares held by James Fielder Cook (deceased), her husband.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(15)	Includes:

•	121,739 shares held as custodian for her minor grandchildren.

(16)	Includes:

•	350,243 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	28,564 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number One dated May 27, 2008.

•	31,485 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number Two dated May 27, 2008.

•	178,801 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	178,801 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	180,126 shares held by Rebecca Price Morris Irrevocable Trust dated January 6, 2009. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	1,534 shares held by Charles Walker Morris, her husband, and 33,472 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. Her husband is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	2,243,250 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	703,863 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Voting and investment power is shared by Mary Claudia Belk, Katherine Belk Morris, Susan N. Jamison and Wachovia Bank, National Association, the trustees.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:

•	166,707 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees have voting and investment powers.

•	500 shares held by Betty C. Matthews, his wife.

•	66,141 shares held by Robinson Investment Company; 435,131 shares held by Matthews Group Limited Partnership; 232,196 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,886,100 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

(18)	Davidson College’s address is P.O. Box 7162, Davidson, North Carolina 28035.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2010 compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly-compensated executive officers for fiscal year 2010, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Executive Summary

Fiscal year 2010 was a period of significant uncertainty in the general economic environment, and we took action early in the year to reduce expenses and manage inventories. Certain compensation and benefit plans were reduced or suspended, and the Committee’s approach to goal setting for the annual cash incentive plan was conservative. The key compensation actions taken by the Committee are listed below.

•	Suspension of Merit-Based Salary Increases. Merit-based salary increases were suspended for one year for all associates, including the NEOs.

•	Reduction of Fiscal Year 2010 Annual Incentive Plan Award Opportunity. The Committee determined that for fiscal year 2010 awards under the Annual Incentive Plan would continue to be based upon earnings before interest and taxes (EBIT) and sales achievement compared to our overall annual financial plan. At the beginning of the fiscal year, the Committee approved the specific achievement level scale for each measure as well as an “overperformance” opportunity (the overperformance award) that would reward exceptional performance. The Committee determined that it would reduce by 50% any cash awards earned under the plan for fiscal year 2010 (except for the overperformance award).

•	Suspension of Fiscal Year 2010 Executive Long-Term Incentive (LTI) Plan. The Committee determined to suspend the LTI Plan for fiscal year 2010, and no equity awards were made under the plan for fiscal year 2010.

•	Suspension of Contribution Credit for 2004 Supplemental Executive Retirement Plan (SERP). The Committee determined to suspend the SERP contribution credit on April 1, 2010 for fiscal year 2010 service.

As the economy began to stabilize in the third and fourth quarters, the strategic management of inventories and cost control, including the expense saving measures described above, resulted in EBIT and sales figures for the fiscal year that exceeded the original financial budgets. Therefore, based on our performance for the year, each NEO earned the maximum award under the Annual Incentive Plan. However, based on the Committee’s decisions early in the year, the award amounts (other than the overperformance award) were reduced by 50%. The overperformance award for fiscal year 2010 was 9.67% of base pay.

Other key actions taken by the Committee during the fiscal year are described below.

•	Overall Assessment of Executive Compensation Program. In early fiscal 2010, the Compensation Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”), a global human resources consulting firm, as its compensation consultant to provide a review of our executive compensation program. The review included an analysis of the design of compensation plans and the specific level of pay opportunity delivered to the NEOs and other key executives. At the Committee’s December 1, 2009 meeting, Watson Wyatt’s analysis of NEO pay opportunity was reviewed by the Committee.

•	Director’s Compensation. The Committee determined each non-employee director would receive an annual grant of shares equivalent to $50,000 for the equity portion of his or her compensation. Previously, non-employee directors were awarded a fixed number of shares, and the value of the award varied annually due to stock value fluctuations.

•	Stock Ownership Guidelines. The Board revised the guidelines for executive stock ownership, which included changes to the period of accruing shares in order to meet the guideline and actions to be taken in event an executive fails to meet the guidelines.

Compensation Committee Overview

Charter. The Committee operates under the terms of a written charter, most recently amended by the Board in April 2010. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority. The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors. The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are J. Kirk Glenn, Jr., who is the Committee Chair, Elizabeth Valk Long and John R. Thompson.

Engagement of Compensation Consultant. In accordance with its charter, the Committee has the authority to engage outside compensation consultants. In early fiscal 2010, the Committee engaged Watson Wyatt as its compensation consultant. Specifically, Mr. Ira Kay was engaged to provide ongoing advice and information regarding the design of compensation plans and to review and make recommendations regarding executives’ pay levels. While management assisted the Committee in screening candidates, Mr. Kay was hired by the Committee and reported directly to the Committee Chair.

At the time of Mr. Kay’s engagement as its advisor, and with the full knowledge of the Committee, Watson Wyatt was advising management in the investment of our retirement assets. The Committee believes that Mr. Kay provides it independent, candid, direct and objective advice and that the advice is not influenced by any other services that may be provided to the Company by Watson Wyatt as the result of the safeguards put in place by Watson Wyatt and the working protocol and direct relationship established between the consultant and the Committee. In addition, pursuant to its charter, the Committee retains the power to retain and terminate any compensation consultants.

In fiscal year 2010, Mr. Kay provided the following services to the Committee:

•	data and insights with respect to plan design for our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies;

•	considerations with respect to and preparation of comparator data; and

•	review and comment on this CD&A.

Although the Committee considers the advice it receives from its consultants, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under our incentive compensation plans.

On January 1, 2010, Watson Wyatt merged with Towers Perrin to form Towers Watson. Separately, Mr. Kay retired from Watson Wyatt (on December 31, 2009) and formed Ira T. Kay & Company. To maintain continuity, effective January 1, 2010, the Committee engaged Mr. Kay through his new firm. Separately, management works with Towers Watson to provide data and information in support of executive compensation decisions.

For fiscal year 2010, the total fees paid to Watson Wyatt for its executive compensation consulting to the Committee were $93,890. For investment consulting related to retirement assets, we paid Watson Wyatt $129,292 in professional fees. The fees paid to Towers Perrin for consulting related to benefit plans, both retirement and health and welfare, in fiscal year 2010 were $387,140. Total fees paid to Towers Watson in support of executive compensation consulting from January 1, 2010 to the close of the fiscal year (January 31, 2010) were $71,874.

Management Participation in Meetings. Members of management are regularly invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation

and Benefits attend Committee meetings regularly. Our Chief Financial Officer and General Counsel also frequently participate. Management’s role is to provide input and analysis for the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

Executive Sessions. As needed, the Committee meets in executive session in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year. The Committee also meets from time to time in executive session with its outside compensation consultant.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders and the competitive need to fairly compensate individuals for their contributions to Belk.

The Committee formally articulated the executive compensation program principles used to guide its decision making beginning in fiscal year 2005. Each year these principles are reviewed and updated, as appropriate. The guiding principles for fiscal year 2010 include:

Component	Compensation Guiding Principles

Business and Stockholder Alignment	• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.

•   Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus	• We compensate our executives for performance versus our overall financial plans. We use measurable objectives for our NEOs and, as much as possible, for other executives.

•   Awards delivered by our compensation plans reflect two key performance standards: achievement of our strategic, financial and operational goals; and individual contribution to our strategic growth and short- and long-term success.

•   Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes, and sales. Successful achievement is determined against our overall financial plans.

• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.

Comparability to Peers	• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.
• General compensation practices are evaluated in comparison to retailer and general industry peers.

Component	Compensation Guiding Principles

Elements of Rewards and Pay Positioning
•   Our compensation opportunities have generally included base salary, cash and equity incentive plans, stock grants, one-time bonuses and special circumstance incentive arrangements that reward truly outstanding performance.

•   To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.

• While incentive plan targets are set at median, actual payouts may be above or below the median depending upon company performance and stock value fluctuations.
• Compensation is considered as only one element of the larger employee value proposition that we offer.

“At Risk” Pay	• Our executives’ total compensation package emphasizes “at risk” incentive pay, particularly at the senior executive level.

•   Historically, 50% to 70% of the total pay opportunity for executives is delivered through awards earned under our performance-based incentive compensation plans; however in fiscal year 2010, because of the suspension of the LTI Plan and a reduction in awards under the Annual Incentive Plan, 28% to 40% of the total pay opportunity for executives was delivered through awards earned under our performance-based incentive compensation plans.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks its consultant to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered is intended to inform the Committee’s decision making. The data is also evaluated in light of our strategic and talent management objectives. The comparator data is only one of several factors considered by the Committee in making compensation decisions. The Committee assigns no particular weight to the comparator data.

In selecting comparator companies, the Committee noted that Belk has a unique regional focus, ownership structure and size, and that there are no other public companies that share these particular characteristics. As a result, the selection of companies for the proxy data peer group was based on an assessment of various retail companies, including some national department stores and retailers, as competitors for talent and for customers. Market area and similarity in business model were also considered in determining the comparator group. For fiscal year 2010, the Committee chose to examine proxy data from the following companies: Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters Inc., Ann Taylor, Bed Bath & Beyond Inc., Bon-Ton Stores, Inc., Dillards, Inc., GAP, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, Limited Brands, Inc., Macy’s Inc., Nordstrom Inc., Saks Inc., The Talbots Inc., The TJX Companies, Inc. and Williams Sonoma Inc.

For fiscal year 2010, the Committee expanded our comparator group in order to provide additional comparator data by adding the following retailers that met the majority of the considerations outlined above: Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters Inc., Bed Bath & Beyond Inc., Saks Inc. and Williams Sonoma Inc.

The Committee also reviewed data from published surveys of Watson Wyatt, Mercer Human Resources Consulting, Hay Group and Hewitt Associates. These data reference sources were chosen because of the Committee’s determination of their relevancy and fit with Belk.

Elements of Executive Compensation

In fiscal year 2010, our total executive compensation opportunity was delivered through base salary, annual cash incentive awards, benefits and perquisites. Since the LTI Plan was suspended for fiscal year 2010, the compensation opportunity did not include equity incentive awards under the LTI Plan. In addition, for Mr. Marley, our Chief Financial Officer, his opportunity included the CFO Incentive Plan. Each element of executive compensation is described below.

Base Salary

Purpose. Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

How the Committee Determines Annual Salary Adjustments. The pay positioning for each NEO and annual salary adjustments take into account a number of factors, including internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. The Committee does not assign a particular weight to each factor.

Prior to the commencement of each fiscal year, the Committee reviews data from our comparator group, information provided by published surveys and salary increase trends for executive base pay. The CEO makes recommendations for the NEOs (other than himself) with respect to annual base salary adjustments. With respect to our CEO’s base salary increase, the Committee considers the same factors and determines an appropriate pay adjustment. The Committee makes the final determination for all base salary increases for the NEOs.

Individual performance evaluations are typically based on objectives specific to a position as determined at the beginning of the fiscal year by the CEO and each NEO. Company performance with respect to sales, margin, expense and EBIT are considered. Performance against non-statistical objectives is also included in a final performance assessment.

Fit with Other Elements of our Compensation Program. Historically, base salary has been one of the three elements of total direct compensation (“TDC”), comprised of base salary plus annual cash incentive plus equity incentive, for each of our NEOs. Base salary is the only element that is not “at risk.” Historically, base salary represents approximately 33% of targeted TDC opportunity for our CEO, and ranges from 38% to 50% for the other NEOs. However, due to the suspension of the LTI Plan for fiscal year 2010, base salary represented approximately 60% of targeted TDC opportunity for our CEO, and ranged from 64% to 72% for the other NEOs.

No Annual Salary Adjustments for NEOs for Fiscal Year 2010. For fiscal year 2010, merit-based salary increases were suspended for all associates, including the NEOs.

Annual Cash Incentive Awards

We provide annual cash incentive awards to our NEOs under the Belk, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) for fiscal year 2010.

Purpose. The purpose of our Annual Incentive Plan is to reward achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

Plan Structure and Award Determination. The Belk, Inc. Annual Incentive Plan was approved by our stockholders at the 2005 Annual Meeting. Awards payable to NEOs under the Annual Incentive Plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The Annual Incentive Plan provides that annual cash incentive awards will be paid only if at least 90% of the fiscal year EBIT target is achieved.

The plan also provides for an additional annual cash incentive award which we call an overperformance award if our EBIT performance equals or exceeds 105.1% of the fiscal year EBIT target or our sales performance equals or exceeds 102.1% of the fiscal year sales target. An achievement scale associated with each of the two measures is used to determine the overperformance award. The incentive award under the Annual Incentive Plan for NEOs is determined according to the following formula:

Annual Cash Incentive Award	=	(Base Salary x Target %)	x	(EBIT Achievement % x 60%) + (Sales Achievement % x 40%)	+	(Base Salary x (EBIT Achievement > 105.1% + Sales Achievement > 102.1%)

When EBIT achievement exceeds 105.1% of plan or sales achievement exceeds 102.1% of plan, an overperformance award is earned. The award is based on two independent sliding scales. The range of the overperformance award that can be earned is shown below:

EBIT Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
105.1%	0.10%
108.0%	3.0%
110.0%	5.0%
Sales Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
102.1%	0.17%
105.0%	5.0%

In fiscal year 2010, EBIT achievement was 187.7% of target, which produced a 5.0% EBIT overperformance award, and sales achievement was 104.9% of target, which produced a sales overperformance award of 4.67%, for a total overperformance award of 9.67%.

For purposes of this calculation, base salary for the NEOs is the annual base salary rate in effect on the 89th day after the beginning of the fiscal year. Awards are paid in cash. The maximum annual award payable under the Annual Incentive Plan to any participant for any fiscal year is $1,500,000.

Plan Fit with Other Elements of our Compensation Program. For fiscal year 2010, the annual cash incentive award under the Annual Incentive Plan is the second of the two elements of our total targeted compensation opportunity (base salary + annual cash incentive). Payouts from the Annual Incentive Plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2010, the incentive opportunity from the Annual Incentive Plan represented approximately 40% of our CEO’s total targeted compensation opportunity and 28% to 36% of the total targeted compensation opportunity of our other NEOs.

Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales at the beginning of the fiscal year in accordance with our annual financial plan. In the past five years (fiscal year 2005 through fiscal year 2010), we have achieved performance in excess of the target level three times. The payout percentage over the past five years has been between approximately 0% and 125.8% of the participant’s target award opportunity, with an average payout percentage over the past five years of approximately 72% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Factors Considered in the Individual Target Award Opportunity Determination. As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual cash incentive opportunity for our NEOs. As with base salary adjustments, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Each NEO’s specific target opportunity is reviewed annually.

Although the fiscal year 2010 target opportunity as a percentage of base salary for each NEO did not change from the fiscal year 2009 target opportunity, the Committee determined to reduce by 50% any cash incentive award earned for fiscal year 2010; however, the Committee did not reduce any cash awards earned under the overperformance award, which was to be paid at 100% of the award opportunity. The following table shows the target opportunity as a percentage of base salary for fiscal year 2010, as well as the corresponding dollar value at target, taking into account the 50% reduction in the cash incentive:

	Target as a Percentage	Target Award
Name	of Base Salary	(After 50% Reduction)

Thomas M. Belk, Jr.	75%	$326,122
Brian T. Marley	40%	$110,869
H.W. McKay Belk	60%	$229,055
John R. Belk	60%	$229,055
Ralph A. Pitts	40%	$123,187

Applicable Performance Goal Determination. The performance measures and goals are set to align with our Board-approved annual financial budget. For fiscal year 2010, the Committee continued to believe that EBIT and sales were the appropriate performance measures. Target performance is set to correspond with EBIT and sales levels as determined in the annual budget.

Performance Goals. The target performance goals for fiscal year 2010, which were approved by the Committee on March 31, 2009, were set at $100 million for EBIT and $3.190 billion for sales. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2010.

Payout Determination. Awards are initially earned on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Outcome for Fiscal Year 2010. Based on our performance for the 2010 fiscal year, each NEO earned the maximum award under the plan, and these payments (other than the overperformance award) were reduced by 50%. The overperformance award for fiscal year 2010 was equivalent to 9.67% of base pay. The actual amounts earned by the NEOs under the Annual Incentive Plan for fiscal year 2010 are included in the non-equity incentive plan compensation column of the Summary Compensation Table for Fiscal Year 2010.

Equity Incentive Awards

We have two equity incentive award plans: the Executive Long-Term Incentive (LTI) Plan and the CFO Incentive Plan. Both plans operate under the Belk, Inc. 2000 Incentive Stock Plan.

Executive Long-Term Incentive (LTI) Plan

Historically, we have made equity incentive awards though our LTI Plan. However, the Committee suspended the LTI Plan for fiscal year 2010. Therefore, no equity awards were granted under the LTI Plan for fiscal year 2010.

CFO Incentive Plan

Purpose. To recognize and retain our CFO, Brian T. Marley.

Plan Structure. Our stockholders approved the CFO Incentive Plan at our 2006 Annual Meeting. Mr. Marley’s award is denominated in shares of restricted Class B Common Stock, and is delivered in five separate one-year awards. The awards are earned upon achievement of EBIT to our overall financial plan targets in each of the five years. All shares are forfeited if Mr. Marley terminates his employment prior to the end of the five-year period. Mr. Marley may make an election each year to take 30% of the annual grant in cash. Amounts taken in cash are not subject to forfeiture. Dividends are paid on the restricted stock, and any dividends paid are not subject to forfeiture.

Performance Goal. The CFO Incentive Plan has EBIT as the single performance metric. The annual goal is set at the beginning of the fiscal year at 90% of EBIT based on the overall annual financial budget. For fiscal year 2010, the EBIT goal was $100 million. This goal is consistent with the target EBIT goal under our Annual Incentive Plan for fiscal year 2010.

The plan also provides a “catch up” mechanism. Under the plan, if the annual performance goal is not met for a fiscal year but the cumulative EBIT for the five fiscal year period from 2007 through 2011 meets or exceeds the sum of the five annual EBIT performance goals, then Mr. Marley can earn the award for any fiscal year for which the annual EBIT goal was not met.

Outcome for Fiscal Year 2010. For the fiscal year ended January 30, 2010, the EBIT target was achieved, and the award was paid to Mr. Marley for the year. He elected to take 30% of the fiscal year 2010 grant in cash.

Benefits and Perquisites

We provide benefits to our NEOs under the Deferred Compensation Plan, 2004 Supplemental Executive Retirement Plan (SERP), Belk Pension Plan, Pension Restoration Plan, Belk 401(k) Savings Plan and 401(k) Restoration Plan. We also provide senior executive life insurance and long-term care insurance to our NEOs. We also provide certain perquisites. Each of these benefits and perquisites are described below.

Deferred Compensation Plan

Purpose.  In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

Plan Structure.  Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect, subject to plan limits, the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited and are paid at (or beginning at) termination of employment.

Prior to January 1, 2009, the interest credited was based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%; effective January 1, 2009, the interest that is credited is based on a discretionary rate set by Belk and communicated to participants. For calendar year 2010, Belk set the discretionary rate at 7.72%. Account balances are credited at the beginning of each year with the interest for the prior year. Our obligations to the participants are unfunded; individuals who make deferrals are general, unsecured creditors of Belk.

NEO Deferrals.  In fiscal year 2010, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

NEO	Deferral Amount ($)	Interest Credited ($)

Thomas M. Belk, Jr.	22,115	37,044
Brian T. Marley	----	71,224
H.W. McKay Belk	----	3,088
John R. Belk	96,079	120,225
Ralph A. Pitts	----	7,339

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest is included in the Summary Compensation Table for Fiscal Year 2010. For further details about account activity in fiscal year 2010, see the Non-Qualified Deferred Compensation Table for Fiscal Year 2010.

We have a similar non-qualified deferred compensation arrangement for our Directors. See Director Compensation for a description of the plan.

2004 Supplemental Executive Retirement Plan (SERP)

Purpose.  The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

Plan Structure.  The SERP is a non-qualified defined contribution plan. Plan participants are general, unsecured creditors of Belk. We credit a specific amount each year to a participant’s bookkeeping account, and a benefit is paid based on those credits and any earnings.

At the SERP’s inception, an initial credit was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we may make an annual contribution credit equal to a percentage, if any, of the participant’s total cash compensation (base salary + annual cash incentive award) paid in the preceding calendar year. We also have the ability to make an additional discretionary credit in an amount we determine. Historically, for Mr. Thomas M. Belk, Jr., Mr. H.W. McKay Belk and Mr. John R. Belk (“Messrs. Belk”), the annual contribution credit was 7%. For all other participants, the annual contribution credit was 11%. However, the Committee determined not to make a contribution credit for fiscal year 2010 service. Effective for fiscal year 2011 for all SERP participants, we will make a discretionary contribution credit equal to 5% of the amount of each participant’s compensation in excess of the limit set forth in Internal Revenue Code §401(a)(17).

Account balances are credited with interest at a rate established by the Committee as of each April 1. Such rate is calculated utilizing the trailing 10 year average of 10 year Treasury bills plus or minus 150 basis points.

The initial contribution credit vested on a pro rata basis over three years and was 100% vested March 31, 2006. Annual contribution credits cliff vest on the third anniversary of the date the contribution credit was credited to the plan. However, if the participant’s age and years of service equal 65, annual contribution credits vest immediately upon a participant’s “separation from service” (as defined in the SERP). Accounts also become fully vested upon death or disability. Dependent upon specified circumstances, the form of payment is lump sum or installments.

For further details about account activity in fiscal year 2010, see the Non-Qualified Deferred Compensation Table for Fiscal Year 2010.

Belk Pension Plan and Pension Restoration Plan

Purpose.  These plans provide additional retirement benefits for our officers (including the NEOs) who meet certain age and vesting requirements.

Plan Structure.  Plan accruals under the Belk Pension Plan, a tax-qualified defined benefit plan, were frozen for most participants, including the NEOs, effective December 31, 2005 and were frozen for the remaining participants effective January 1, 2009. Participants in the pension plan, including the NEOs, continue to earn an interest credit on their account balances.

Eligible officers, including the NEOs, were invited to participate in the Pension Restoration Plan. This plan is a non-qualified defined contribution plan designed to provide an equivalent retirement benefit to that which the NEO would have received if the pension plan had not been frozen. However, effective January 1, 2009, the Pension Restoration Plan was amended to provide a discretionary contribution credit, which is not tied to the benefit a participant would have accrued under the Belk Pension Plan. We are not currently providing any contribution credits to the Pension Restoration Plan for any participants, including our NEOs, but all participants continue to receive interest credits.

We gross up for taxes on the pension restoration contribution amount for our NEOs at the time the credit is made. The tax gross ups are included in the all other compensation column on the Summary Compensation Table for Fiscal Year 2010.

Belk 401(k) Savings Plan and 401(k) Restoration Plan

Belk maintains the Belk Savings 401(k) Plan for its employees, including its NEOs. Associates who are not participants in the Pension Plan were entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan; however, effective January 30, 2010, the matching contribution was changed to a discretionary matching contribution. For fiscal year 2010, the Committee suspended matching contributions for the Belk 401(k) Savings Plan but later reinstated these contributions effective November 1, 2009.

Certain highly compensated employees may defer up to 25% of compensation into the Belk 401(k) Restoration Plan. This plan provides for a discretionary matching contribution credit to participants deferring under the plan. Effective for periods beginning on or after November 1, 2009, we may also (in our discretion) provide a credit to the accounts of participants who do not participate in the SERP. This credit may in our discretion include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Senior Executive Life Insurance

Purpose.  This benefit provides additional levels of income protection in the event of the death of a key executive, including the NEOs. All NEOs and other SERP participants are covered by SERP life insurance. Additionally, the Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

Plan Benefit.  We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the NEO reaches age 65. The NEO (or his nominee) is the owner of the policy. During an NEO’s active employment with us, the SERP life insurance policy has a face value of $750,000 for the Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

NEO Premiums.  Our payment of the SERP life insurance premium is taxable to the NEOs. If the NEO leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are funded through the split dollar replacement plan. We provide tax gross ups to them related to the split dollar replacement policies. Amounts associated with these life insurance arrangements are included in the all other compensation column on the Summary Compensation Table for Fiscal Year 2010.

Long-Term Care Insurance

Purpose.  This benefit provides protection against financial losses in the event of an extended illness after retirement. All participants in the SERP, including NEOs, participate. We maintain this program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

Plan Benefit.  This benefit is underwritten by Mass Mutual Financial Group. During an NEO’s active employment with us, we pay the premium. If the NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

NEO Premiums.  In fiscal year 2010, the premiums paid on behalf of the NEOs were as follows:

NEO	Long-Term Care Premium Paid ($)

Thomas M. Belk, Jr.	1,432
Brian T. Marley	1,351
H.W. McKay Belk	1,351
John R. Belk	1,266
Ralph A. Pitts	1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts, and for Mr. H.W. McKay Belk for a portion of the year, and the company-owned car plan for Messrs. Thomas M. Belk, Jr. and John R. Belk, and for Mr. H.W. McKay Belk for a portion of the year. Additionally, as described above, we make payments related to split-dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the Company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight. There was no unreimbursed personal use of the Company plane during fiscal year 2010.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in our retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

Transition Arrangement with H.W. McKay Belk

Pursuant to a Transition Agreement dated June 23, 2009, and approved by the Committee, we have agreed to effect a transition of Mr. Belk’s role at the Company over time. From August 3, 2009 through August 1, 2010, while on sabbatical, he continues to serve as our President and Chief Merchandising Officer, and continues as an associate of the Company. In his capacity as President and Chief Merchandising Officer, he is available as needed to provide assistance to us on matters relating to merchandising strategy and vendor relations. Mr. Belk continues to earn his salary during this period. He also remained eligible to participate in the Annual Incentive Plan for fiscal year 2010.

From August 2, 2010 through January 28, 2012, Mr. Belk will assume the role of Vice Chairman, and continue to be an associate of the Company. He will continue to provide assistance to us, on a consulting basis, on matters relating to merchandising strategy and vendor relations. From January 30, 2011 through January 28, 2012, his annual salary will be reduced by 50%. Mr. Belk will not be eligible to participate in any annual incentive compensation plans subsequent to fiscal year 2010.

Mr. Belk’s benefits and perquisites remain in effect for the full transition period, including payments made to him under the split dollar replacement plan.

Fiscal Year 2011 Decisions

For fiscal year 2011, merit increases were restored for all associates, including NEOs. The Committee established goals for the fiscal year 2011 Annual Incentive Plan including an overperformance award for exceptional performance, and restored the target opportunity as a percentage of base salary without reduction. The LTI Plan was reinstated for fiscal 2011, and the Committee approved increased target award levels for the NEOs. Company 401(k) matching contributions for all associates, including NEOs, were restored effective November 1, 2009. The Belk Pension Plan continues to have benefit accruals (other than interest credits) frozen.

Risk Assessment of Compensation Policies and Practices

Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Although a significant portion of the compensation of our senior executives, including our NEOs, is performance-based and “at-risk,” we believe our compensation plans are appropriately structured, based on the following elements of our compensation programs and policies:

•	the financial performance goals of our incentive compensation programs are the budgeted objectives that are reviewed and approved by the Board, and incentive awards include minimum and maximum performance thresholds with funding that is based on actual results measured against the pre-approved goals that are clearly defined in all plans; and

•	the principal financial performance measures for our incentive programs, sales and EBIT performance, are generally the same for all of our executives, including our NEOs, and we maintain internal controls over financial reporting and the measurement and calculation of compensation goals that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our NEO’s.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2010

The following table sets forth information concerning compensation for the NEOs for fiscal years 2008, 2009 and 2010.

					Change in
					Pension
					Value and
				Non-Equity	Non-Qualified
				Incentive	Deferred	All
			Stock	Plan	Compensation	Other
	Fiscal	Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Thomas M. Belk, Jr.	2010	869,659	—	573,280	87,527	164,288	1,694,754
Chairman of the Board,	2009	867,422	1,358,848	228,286	70,994	240,831	2,766,381
Chief Executive Officer;	2008	842,509	1,188,199	—	28,889	227,538	2,287,135
Director

Brian T. Marley	2010	554,347	—	219,909	33,056	81,591	888,903
Executive Vice President and	2009	552,794	415,795	77,609	22,890	132,745	1,201,833
Chief Financial Officer	2008	536,450	386,508	—	15,132	124,124	1,062,214

H.W. McKay Belk(7)	2010	763,516	—	417,414	73,395	134,284	1,388,609
President and Chief	2009	761,551	954,419	160,338	54,650	193,142	2,124,100
Merchandising Officer;	2008	739,678	836,101	—	19,572	179,964	1,775,315
Director

John R. Belk	2010	763,516	—	417,414	100,359	123,630	1,404,919
President, Chief Operating	2009	761,551	954,419	160,338	64,199	179,673	2,120,180
Officer; Director	2008	739,678	836,101	—	33,178	169,062	1,778,019

Ralph A. Pitts	2010	615,933	—	244,341	43,992	92,190	996,456
Executive Vice President,	2009	614,208	461,952	86,231	34,004	152,193	1,348,588
General Counsel and Secretary	2008	594,996	419,275	—	8,396	142,117	1,164,784

(1)	Fiscal year 2010 is the period from February 1, 2009 to January 30, 2010. Fiscal year 2009 is the period from February 3, 2008 through January 31, 2009. Fiscal year 2008 is the period from February 4, 2007 to February 2, 2008.

(2)	Thomas M. Belk, Jr., John R. Belk and Ralph A. Pitts deferred a portion of their salary into our Deferred Compensation Plans, as described in Non-Qualified Deferred Compensation in Fiscal Year 2010. Each of the NEOs also contributed a portion of his salary to our 401(k) plan.

(3)	This column represents the aggregate grant date fair value for stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 17 to the consolidated financial statements in the Form 10-K filed on April 14, 2010 for the fiscal year ended January 30, 2010. An overview of the features of these awards can be found in the Compensation Discussion and Analysis.

(4)	This column reflects the amounts paid under the Annual Incentive Plan for fiscal year 2010 and the amounts paid under the Revised Incentive Plan for fiscal year 2009. No amounts were paid for fiscal year 2008. See the Compensation Discussion and Analysis for a discussion of the Annual Incentive Plan for fiscal year 2010.

(5)	This column represents the above-market interest for the non-qualified deferred compensation plan and SERP in the applicable year. The following table shows the increase in pension value and above market interest for each plan:

		Above-	Above-
	Change in	Market	Market
	Value in Belk	Earnings	Earnings
	Pension Plan	on DCP	on SERP	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	73,991	10,564	2,972	87,527
Brian T. Marley	15,582	16,947	527	33,056
H.W. McKay Belk	70,048	867	2,480	73,395
John R. Belk	64,855	33,641	1,863	100,359
Ralph A. Pitts	41,097	1,854	1,041	43,992

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See Pension Benefits for Fiscal Year 2010 for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2010. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6.5% interest credited under the plan for February and March 2009 and 4% thereafter. See Non-Qualified Deferred Compensation for Fiscal Year 2010 for additional information about the plans

(6)	Amounts in this column for fiscal year 2010 are comprised of the following:

				Company
				Contribution
			Tax	To Defined
	Insurance	Auto	Gross	Contribution	Other
	Bonus	Amounts	Ups	Plans	Total	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	$

Thomas M. Belk, Jr.	59,773	9,712	30,854	63,861	88	164,288
Brian T. Marley	9,945	9,000	51	62,507	88	81,591
H.W. McKay Belk	43,188	14,144	20,884	56,068	—	134,284
John R. Belk	37,838	9,353	18,369	57,982	88	123,630
Ralph A. Pitts	13,451	9,000	51	69,688	—	92,190

(a)	Insurance bonus consists of three components — split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus and our contribution to the 401(k) restoration plan.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $3,345; Brian T. Marley — $1,919; H.W. McKay Belk — $2,937; John R. Belk — $4,852; and Ralph A. Pitts — $2,369. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

(e)	Represents the amount paid by the company for access to a fitness club.

Messrs. Belk also receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

(7)	We entered into a Transition Agreement with Mr. Belk to effect a transition of his role at the Company over time. For a description of this agreement, see “Compensation Discussion and Analysis — Transition Arrangement with H.W. McKay Belk.”

Grants of Plan-Based Awards in Fiscal Year 2010

The following table provides information about the non-equity awards granted to the NEOs in fiscal year 2010. No equity grants were made during the fiscal year to the NEOs.

		Estimated Possible Payouts
		Under Non-Equity Incentive
		Plan Awards(1)
		Threshold	Target	Maximum
Name	Plan	($)	($)	($)

Thomas M. Belk, Jr.	Annual Incentive Plan	326,122	652,245	1,065,333
Brian T. Marley	Annual Incentive Plan	110,869	221,739	388,043
H.W. McKay Belk	Annual Incentive Plan	229,055	458,109	763,516
John R. Belk	Annual Incentive Plan	229,055	458,109	763,516
Ralph A. Pitts	Annual Incentive Plan	123,187	246,373	431,153

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2010 if the threshold, target or maximum goals (including the overperformance award) are satisfied. For fiscal year 2010, the Compensation Committee reduced the award opportunity under the Annual Incentive Plan by 50%; however, the Compensation Committee did not reduce the award opportunity under the overperformance award. The payouts are performance-driven and therefore completely “at risk.” The amounts earned under the Annual Incentive Plan for fiscal year 2010 are shown in the non-equity incentive plan compensation column of the Summary Compensation Table for Fiscal Year 2010. The business measurements, performance goals, and salary percentages for determining the payout under the plans are described in the Compensation Discussion and Analysis.

Outstanding Equity Awards at January 30, 2010

The following table sets forth information with respect to Mr. Marley under the CFO Incentive Plan. There were no other outstanding equity awards to the NEOs at January 30, 2010.

Equity
Incentive
						Equity	Plan Awards:
					Market	Incentive	Market or
					Value of	Plan Awards:	Payout
				Number	Shares	Number of	Value of
				of Shares	of Stock	Unearned	Unearned
				of Stock	That	Shares	Shares
				That	Have	That	That
				Have Not	Not	Have Not	Have Not
			Vesting	Vested	Vested	Vested	Vested
Name	Plan	Grant Date	Schedule	(#)(1)	($)(2)	(#)(3)	($)(2)

Brian T. Marley	CFO Incentive Plan	5/21/06	5 yrs	16,472	428,272	35,295	917,670

(1)	Represents restricted stock earned under the CFO Incentive Plan by meeting financial performance criteria in fiscal years 2007 and 2010. Mr. Marley will forfeit these restricted shares of stock if he fails to remain continuously employed by us through the end of the performance period ending January 2011.

(2)	The value is calculated by multiplying the number of shares by $26.00, the value of our common stock at January 30, 2010 in accordance with an independent appraisal.

(3)	Represents the unearned shares under the CFO Incentive Plan that are subject to future financial performance criteria. For more information about the CFO Incentive Plan, see the Compensation Discussion and Analysis.

Stock Vested in Fiscal Year 2010

The following table sets forth information concerning the amounts realized upon the vesting of stock during fiscal year 2010. Other than as set forth in the table below for Mr. Marley, no stock vested in fiscal year 2010 for the NEOs. In addition, none of the NEOs hold options for our common stock.

Number of
Shares
		Acquired	Value Realized
		on Vesting	on Vesting
Name	Plan	(#)	($)

Brian T. Marley	CFO Incentive Plan	3,529	91,754

The financial performance criteria for fiscal year 2010 under the CFO Incentive Plan was achieved, and therefore 20% of the total award was earned. Pursuant to the terms of the plan, Mr. Marley has the option to receive 30% of the annual award, if earned, in cash. For fiscal year 2010, Mr. Marley selected this cash option. Accordingly, Mr. Marley received $91,754 in cash, equivalent to 3,529 shares of stock. The value of the stock award is calculated by multiplying the number of shares vested by the fair market value of our stock on the date of vesting ($26.00), as determined by an independent appraisal.

Pension Benefits for Fiscal Year 2010

The following table sets forth information concerning accrued pension benefits for the NEOs as of January 30, 2010. There were no payments under the pension plan to the NEOs during fiscal year 2010.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	Belk Pension Plan	24	485,525
Brian T. Marley	Belk Pension Plan	4	95,992
H.W. McKay Belk	Belk Pension Plan	24	431,528
John R. Belk	Belk Pension Plan	21	376,760
Ralph A. Pitts	Belk Pension Plan	10	278,844

Benefit accruals (but not interest credits) under the Belk Pension Plan were frozen for most participants, including the NEOs, effective December 31, 2005. Effective January 1, 2009, we suspended benefit accruals (but not interest credits) for the remaining participants for one year. Effective as of December 31, 2009, we amended the Belk Pension Plan to permanently cease benefit accruals (but not interest credits) for these remaining participants. The present value of accumulated benefits is based on the account balance as of the date a participant’s benefit accruals ceased, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is assumed to be 33% probability of electing 15 year certain annuity and 67% probability of electing life annuity. Benefits are discounted from age 65 using a 5.75% discount rate, which is the January 30, 2010 measurement date assumption used for financial reporting.

An NEO is entitled to early retirement benefits under the Belk Pension Plan upon the attainment of age 55 and the completion of five years of service at Belk, in which he earned at least 1,000 hours of service per year. Currently, Mr. Pitts is the only NEO eligible for early retirement. If Mr. Pitts had elected to retire as of January 30, 2010, the present value of his accumulated benefit under the Belk Pension Plan would be approximately $233,598, assuming election of the 15 year certain annuity and discounted using a 5.75% discount rate. The present value of the accumulated benefit for early retirement is not materially different from the present value of the accumulated benefit for normal retirement, as disclosed in the table above, due to the fact that the plan was frozen effective December 31, 2005.

Upon the death of an NEO, his spouse is entitled to benefits under the Belk Pension Plan if the NEO had completed five years of service, in which he worked at least 1,000 hours per year.

In fiscal year 2010, changes in value for the Belk Pension Plan are as follows: Thomas M. Belk, Jr. — $73,991; Brian T. Marley — $15,582; H.W. McKay Belk — $70,048; John R. Belk — $64,855; and Ralph A. Pitts — $41,097. These amounts are reported in the Summary Compensation Table for Fiscal Year 2010.

Non-Qualified Deferred Compensation in Fiscal Year 2010

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at January 30, 2010. The material terms of the plans are described below the table.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	Plan	($)(1)	($)(1)	($)(1)	($)	($)(2)

Thomas M. Belk, Jr.	SERP	—	60,516	114,714	—	2,677,318
	DCP	22,115	—	37,044	—	513,611
	401(k) Restoration Plan	—	—	11,722	—	55,762
	Pension Restoration Plan	—	—	2,540	—	41,609

	Total	22,115	60,516	166,020	—	3,288,300
Brian T. Marley	SERP	—	60,588	22,035	—	526,166
	DCP	—	—	71,224	—	952,993
	401(k) Restoration Plan	—	—	9,569	—	55,041
	Pension Restoration Plan	—	—	1,798	—	29,459

	Total	—	60,588	104,626	—	1,563,659
H.W. McKay Belk	SERP	—	53,131	95,806	—	2,236,647
	DCP	—	—	3,088	—	42,869
	401(k) Restoration Plan	—	—	1,297	—	47,794
	Pension Restoration Plan	—	—	2,359	—	38,665

	Total	—	53,131	102,550	—	2,365,975
John R. Belk	SERP	—	53,130	72,432	—	1,694,128
	DCP	96,079	—	120,225	13,745	1,660,796
	401(k) Restoration Plan	—	—	12,371	—	55,735
	Pension Restoration Plan	—	—	2,190	—	35,885

	Total	96,079	53,130	207,218	13,745	3,446,544
Ralph A. Pitts	SERP	—	67,319	41,762	—	985,666
	DCP	—	—	7,339	—	101,858
	401(k) Restoration Plan	17,057	—	39,797	—	188,188
	Pension Restoration Plan	—	—	2,140	—	35,072

	Total	17,057	67,319	91,038	—	1,310,784

(1)	Certain amounts in these columns are also reported in the Summary Compensation Table for Fiscal Year 2010, as follows:

		Reported in Change
	Reported in Salary	in Pension Value
	or Non-Equity	and Non-Qualified
	Incentive	Deferred	Reported in
	Compensation	Compensation	All Other
	Columns	Earnings Column	Compensation Column	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	22,115	13,536	60,516	96,167
Brian T. Marley	—	17,474	60,588	78,062
H.W. McKay Belk	—	3,347	53,131	56,478
John R. Belk	96,079	35,504	53,130	184,713
Ralph A. Pitts	17,057	2,895	67,319	87,271

(2)	Amounts include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $347,885; Brian T. Marley — $540,847; H.W. McKay Belk — $30,000; John R. Belk — $1,099,006; and Ralph A. Pitts — $166,587. Amounts also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit not to exceed 11% of eligible cash compensation. There was no contribution credit for fiscal year 2010 service.

Effective for the fiscal year 2011 for all SERP participants, we will make a discretionary contribution credit equal to 5% of the amount of each participant’s compensation in excess of the limit set forth in Internal Revenue Code §401(a)(17). Account balances are credited with interest at a rate established by the Committee as of each April 1, in accordance with the SERP.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk and Mr. Pitts all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equal 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We provide an interest credit on the amounts deferred by the participant. The historical interest rates vary from between 7% and 15% per year.

The NEOs are entitled to receive the amount credited to their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive reaches age 55, the executive is paid out in a lump sum or five, ten, or 15 year annual installments, based on the executive election on file. In the event of death prior to termination, the executive’s designated beneficiary is paid out over 5 years.

We continue to maintain a deferred compensation plan under which our NEOs previously deferred compensation. No new deferrals are made under this previous plan. The amounts previously deferred are paid in the event of termination of employment pursuant to the terms of such plan.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. Participants may defer up to 25% of compensation into the plan. The Belk 401(k) Restoration Plan provides for a discretionary matching contribution credit to certain highly compensated employees. Effective for periods beginning on or after November 1, 2009, we may also (in our discretion) provide a credit to the accounts of participants who do not participate in the SERP. This credit may in our discretion include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance. Effective January 1, 2009, we expanded the freeze (first on a temporary basis and then permanent basis) to all participants. Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing (for plan years ending on or before December 31, 2008) a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen. For plan years beginning on or after January 1, 2009, we have the discretion to determine the amount of any credit to be made to a participant’s account. Effective January 1, 2009, we suspended our contribution credits to the Pension Restoration Plan, and on December 31, 2009, we permanently eliminated contribution credits to the Pension Restoration Plan, although participants continue to earn interest credits on current account balances.

Benefits are 100% vested at all times. For participants with an aggregated account balance of $10,000 or more, benefits generally are paid in a single lump sum payment or in five, ten or 15 annual installments, as elected by the participant. In the event of death before the payments have begun, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs, except for the Transition Agreement with H.W. McKay Belk that is described in “Compensation Discussion and Analysis-Transition Arrangement with H.W. McKay Belk.” In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their annual base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2000 Incentive Stock Plan. The terms of the 2000 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B Common Stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under our CFO Incentive Plan contain specific terms relating to the effect on the award of a termination due to death or disability.

•	In the event of a voluntary termination, all unvested CFO Incentive Plan awards are forfeited by Mr. Marley.

•	In the event of termination due to the death or disability of Mr. Marley, awards under the CFO Incentive Plan are prorated for the performance period during which Mr. Marley was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to Mr. Marley (or his estate) at that time.

Mr. Marley held unvested stock awards under the CFO Incentive Plan at January 30, 2010. Assuming his termination due to death or disability as of such date, $428,272 would be payable to Mr. Marley representing the value of his unvested stock awards. The amount was calculated based upon a $26.00 per share value of our common stock at January 30, 2010, in accordance with an independent appraisal.

The award certificates under our LTI Plan contain terms relating to the effect on the award of a termination due to death, disability or retirement. However, because the LTI Plan was suspended for fiscal year 2010, there were no unvested LTI awards at January 30, 2010 held by the NEOs, and no amounts have been payable to our NEOs upon a termination due to death, disability or retirement.

In addition to the amounts discussed above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including amounts payable under our defined benefit pension plan and amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. In fiscal year 2010, we paid our non-employee Directors an annual retainer fee of $40,000, a meeting fee of $1,000 for attendance at each meeting of the Board or a committee of the Board and an additional $500 meeting fee to each Board and Committee chair. Each Committee chair was paid an additional annual fee of $10,000. In addition, we awarded each non-employee Director 4,202 shares of Class B Common Stock, which had a value of approximately $50,000 on the date of grant. Annual retainer fees are paid to Directors after the annual stockholder meeting in May of each year. The stock is issued on the date of the Annual Meeting. In addition, we provide our Directors the same merchandise discount that we provide generally to our employees.

For fiscal year 2011, the Board approved a change in Director compensation. Beginning May 2010, each non-employee Director will be paid an annual retainer fee of $50,000, an additional fee of $15,000 for each committee on which the Director serves as chair, and a fee of $5,000 for each committee on which the Director serves but does not chair. Meeting fees are discontinued. Each non-employee Director will also be awarded a number of shares Class B Common Stock with a value equivalent to $90,000, based on the year end independent stock appraisal. We will continue to provide our Directors the same merchandise discount that we provide generally to our employees.

Under Our Non-Employee Directors Deferred Compensation Plan, our non-employee Directors may defer payment of up to 100% of their annual retainer fee. When first eligible, participants elect the payment date (over a period of up to five years after separation of service from the Company) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. On January 1 of each plan year, the Board, in its sole discretion, determines the interest that is credited on account balances. For the first plan year, and until changed by the Board, the interest rate credited to account balances is based on Moody’s Long-term Corporate Bond Yield average index as of November of the prior plan year plus 1.75%. Interest is credited on a daily basis and account balances are updated monthly. Each participant is 100% vested in his or her account attributable to deferrals and interest. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest for Mr. Thompson, the only Director who participated in the plan for fiscal year 2010, is included in the Director Compensation table below.

Director Compensation for Fiscal Year 2010

The following table shows the amounts paid to each non-employee Director in fiscal year 2010.

			Change in
			Pension
	Fees		Value and
	Paid in	Stock	Non-Qualified
	Cash	Awards	Deferred	Total
Name	($)	($)(1)	Earnings ($)	($)

J. Kirk Glenn, Jr.	69,500	50,004	—	119,504
John A. Kuhne	51,000	50,004	—	101,004
Elizabeth Valk Long	52,000	50,004	—	102,004
Thomas C. Nelson	61,000	50,004	—	111,004
John R. Thompson(2)	53,000	50,004	4,888	107,892
John L. Townsend, III	50,500	50,004	—	100,504

(1)	Represents the grant date fair value in accordance with ASC Topic 718 of the 4,202 shares of Class B Common Stock awarded to each of our Directors on May 27, 2009. The stock is fully vested on the date of grant. The grant date fair value was $11.90 per share, as determined by an independent appraisal.

(2)	Mr. Thompson deferred $40,000 of the fees paid in cash into the deferred compensation plan. Amount represents above market earnings. For a description of the deferred compensation plan, see “Deferred Compensation Plan” in the Compensation Discussion and Analysis.

None of the non-employee Directors held any stock options or restricted stock at January 30, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 9, 2010, concerning shares of the Class B Common Stock authorized for issuance under our existing equity compensation plan, the stockholder approved Belk, Inc. 2000 Incentive Stock Plan.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
	Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	N/A	261,926
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	261,926

(1)	Represents the number of securities available for issuance under the 2000 Stock Incentive Plan, including the number of securities subject to grants of Class B Common Stock. In computing the number of shares remaining for issuance, we have excluded both shares previously issued as well as shares used to satisfy a withholding obligation. The 2000 Stock Incentive Plan authorizes the issuance of stock options and stock appreciation rights (“SARs”). To date, we have not granted stock options or SARs under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Mr. Glenn, Ms. Long and Mr. Thompson. Mr. Kuhne also served as a member of the Committee during fiscal year 2010. None of these Directors are our employees or former employees (with the exception of Mr. Kuhne, who has not been employed by us within the past five years), and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board or compensation committee of any entity that has one or more executive officers who serves on our Board or Compensation Committee.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers, 10% stockholders and immediate family members of the foregoing) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote.

In connection with H.W. McKay Belk’s transition at the Company, on June 24, 2009, we repurchased from Mr. Belk a total of 258,336 shares of our common stock at a price of $11.90 per share. These shares represent the difference between the number of shares of common stock which we offered to purchase in our April 2009 tender offer and the number of shares that were tendered by stockholders and purchased by us. The purchase price is the same as the purchase price that we offered in our tender offer.

There were no other related person transactions since the beginning of fiscal year 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended January 30, 2010. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2011, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees for fiscal years 2010 and 2009 by KPMG LLP were:

	Fiscal Year
	2010	2009

Audit Fees(a)	$592,000	$661,700
Audit Related Fees	—	—
Tax Fees(b)	36,700	63,100
All Other Fees(c)	193,300	190,000

(a)	For fiscal year 2010, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the accounting for leasehold improvements and other issues. For fiscal year 2009, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the impairment of goodwill and other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	For fiscal year 2010 and fiscal year 2009, includes fees for the review of the tax treatment of certain fixed assets. For fiscal year 2009, includes fees for the review of processes relating to outsourcing projects.

Audit Committee Pre-Approval Policies and Procedures

Our Board has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis.

PROPOSAL NO. 2
BELK, INC. 2010 INCENTIVE STOCK PLAN

You are being asked to consider and approve the adoption of the Belk, Inc. 2010 Incentive Stock Plan (the “2010 Plan”). The Board adopted the 2010 Plan effective as of April 1, 2010, subject to approval by the stockholders at the Annual Meeting. The approval of the adoption of the 2010 Plan by the stockholders will include the approval of the performance goals described in Section 9.5 of the 2010 Plan, and the approval of these goals will help protect our tax deductions under Section 162(m) of the Code.

Reasons for Adopting the 2010 Plan

The Board believes that talented, dedicated key employees and directors play an important role in our sustained growth and financial success. In order to improve our ability to attract, retain and motivate superior individuals, including non-employee directors, the Board has adopted an incentive stock plan. The Board adopted the 2010 Plan subject to the approval of the stockholders. Under the 2010 Plan, the following types of awards may be granted:

•	Options to purchase shares of Class B Common Stock. Options granted under the 2010 Plan may be either non-qualified stock options (“Non-ISOs”), options intended to qualify as “incentive stock options” (“ISOs”) under Section 422 of the Code, or a combination of both.

•	Stock appreciation rights (“SARs”). SARs granted as part of an option are the right to receive, in exchange for surrender of the option, cash equal to the fair market value of the shares that are subject to the option, less the exercise price to acquire those shares. All other SARs represent the right to receive the appreciation in the value of the shares subject to the SARs.

•	Awards of Class B Common Stock. The Board may authorize the grant shares of Class B Common Stock to directors and key employees and may condition the grant of those shares on the attainment of certain Company financial goals or performance standards or may subject awards of Class B Common Stock to conditions under which the grantee may be required to return the shares covered by the awards to us.

The Board believes that grants of options, SARs and awards of Class B Common Stock will strongly link the interests of recipient employees and directors to those of the stockholders. Grants and awards will also provide recipients with additional incentives to devote themselves to our future success.

The following is a summary of the 2010 Plan’s principal features. We have attached a copy of the 2010 Plan as Exhibit A to this Proxy Statement.

Summary of the 2010 Plan

Common Stock Available under the 2010 Plan and Grant Limits

We have reserved 2,500,000 shares of Class B Common Stock for issuance under the 2010 Plan, and no key employee shall be eligible for an award of Class B Common Stock or the grant of an option or an SAR with respect to more than 150,000 shares of such stock. If there is a change in our capitalization that affects its outstanding Class B Common Stock, the Board may adjust these numbers in order to preserve the benefits we intend to provide under the 2010 Plan.

Administration

The Compensation Committee (the “Committee”) will administer the 2010 Plan. In order for grants of options under the 2010 Plan to be exempt from the limitations on deductibility under Section 162(m) of the Code, the 2010 Plan must be administered, at least as to executives whose compensation is subject to those limitations on deductibility, by a committee composed exclusively of two or more outside directors. Outside directors are members of the Board who meet certain tests under the tax laws for independence from our management.

Eligibility

The Board may authorize the Committee or the Executive Committee of the Board (the “Executive Committee”) to make grants or awards to key employees and directors. Grants and awards will be within the discretion of the Committee or the Executive Committee. Therefore, we cannot at this time predict to whom the awards or grants will be made or the amount of the grants or awards.

Stock Options

Under the 2010 Plan, the Board may authorize the Committee or the Executive Committee to award either Non-ISOs or ISOs, to key employees and non-ISOs to directors. If a court or governmental body determines that an award designated as an ISO does not qualify as an ISO under the Code, then the option will be treated as a Non-ISO.

An option that is designated as an ISO may not become exercisable for the first time during any one calendar year for shares of Class B Common Stock having an aggregate fair market value in excess of $100,000. An option which is designated as an ISO will, to the extent it exceeds these limitations, be treated as a Non-ISO.

The Committee or the Executive Committee will determine the terms of option awards, including their amount, exercise price and term. The Committee or the Executive Committee will set forth the terms of each option award in an award agreement that it will give to the grantee at the time of the grant.

Term.  The Committee or the Executive Committee will establish an expiration date for each option it grants. In no event will an option be exercisable after the expiration date.

•	For Non-ISOs, the term may not exceed ten years.

•	For ISOs, the term generally may not exceed ten years. However, if the grant is to an individual who, on the date of the grant, owns more than ten percent of the outstanding Common Stock, then the term may not exceed five years.

•	An Option Certificate may provide for the exercise of an option after the employment of a key employee has terminated for any reason, including death or disability.

Exercise Price.  The exercise price of an option may not be less than the “fair market value” of a share of the Class B Common Stock on the date of the grant. Fair market value is defined in the 2010 Plan as the current fair market value of a share of such stock that the Committee acting in good faith determines through the reasonable application of a reasonable valuation methodology which takes into consideration in applying such methodology all available information deemed material to the value of the Company, including (as applicable) (1) the value of the Company’s tangible and intangible assets, (2) the present value of the Company’s anticipated future cash-flows, (3) the market value of equity interests in similar companies engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arms-length private transaction), (4) recent arm’s length transactions involving the sale or transfer of shares of such stock, and (5) other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the holders of such stock or the Company’s creditors. However, if the grantee owns more than ten percent of the outstanding Class B Common Stock, then the per share exercise price of an ISO must be at least 110% of the fair market value of a share of Class B Common Stock on the date of the grant. Generally, optionees may pay the exercise price of an option in cash, by check, or by common stock that he or she has held for at least six months prior to the exercise of the option, subject to acceptance by the Committee, or through any cashless exercise procedure acceptable to the Committee.

Stock Appreciation Rights

Under the 2010 Plan, the Board may authorize the Committee or the Executive Committee to grant SARs to key employees either in conjunction with any option that it grants under the 2010 Plan or independent of any option.

•	The point for measuring the appreciation for an SAR may not be less than the “fair market value” of a share of the Class B Common Stock on the date that the SAR is granted. Fair market value for an SAR is the same as fair market value for an option.

•	The term of an SAR must not exceed ten years.

•	An SAR may be granted as a “stand-alone” SAR or as part of an option. If an SAR is evidenced by an Option Certificate, the SAR value for each share of stock subject to the SAR is the option price for the related option. Such SAR is only exercisable while the related option is exercisable. The exercise of the SAR with respect to any share of stock will cancel the optionee’s right to exercise the option with respect to that share, and conversely, the exercise of the option for such share with respect to any share of stock will cancel the SAR with respect to such share.

•	The Committee will determine the form and time of any payment with respect to an SAR.

Class B Common Stock Awards

The Committee or the Executive Committee when so authorized may award shares of Class B Common Stock to key employees. The stock may or may not be restricted. Restricted stock awards are awards of Class B Common Stock that are subject to restrictions during a specified period. For example, the Committee may condition a restricted stock award on a participant’s continued service with us or on achieving specified financial goals.

Restricted stock awards generally have the following characteristics:

•	The grantee will forfeit the shares if the specified conditions are not met.

•	The grantee cannot transfer restricted shares during the restriction period.

•	The committee may specify that we will hold the restricted shares during the restriction period.

•	Notwithstanding these restrictions, the grantee is entitled to vote restricted shares and receive any dividends during the restriction period.

•	There are performance goals described in Section 9.5 of the 2010 Plan, and the approval of the adoption of the 2010 Plan will include the approval of these goals, which will help to protect the Company’s tax deductions for awards under Section 162(m) of the Code. A performance goal is described in this Section 9.5 if such goal relates to (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth on such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total shareholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, (18) the Company’s economic value added or changes in such value added, (19) the Company’s return on invested capital or the growth in such return, (20) the Company’s gross margins or the growth in such gross margins or (21) the Company’s earnings before interest and taxes as a percentage of sales or the growth in such percentage.

The Committee or the Executive Committee may also award Class B Common Stock without restrictions. The Committee or the Executive Committee determines what, if anything, the grantee must pay in order to receive the award of Class B Common Stock.

Transferability

No option, forfeitable restricted stock or SAR is transferable other than by will or the laws of descent and distribution.

Adjustments for Capital Changes

If our corporate structure or capitalization changes, and the change affects the Class B Common Stock, the Board or the Committee may adjust:

•	the aggregate number of shares reserved for issuance under the 2010 Plan, and

•	the number of shares subject to outstanding options, SARs and stock awards, together with option and SAR exercise prices.

The adjustments are to be made in order to preserve the benefits the 2010 Plan is intended to provide.

Change in Control

Upon a change in control of the Company, any and all conditions to the exercise of outstanding options or SARs and any and all issuance and forfeiture conditions on any restricted stock will be deemed to be satisfied in full, and the Board has the right, to the extent required by the transaction, to cancel any outstanding options, SARs and restricted stock after providing each key employee and director the right to exercise his or her options or SARs and take any other action necessary to receive the stock subject to any restricted stock grants.

The 2010 Plan defines a Change of Control as:

(1) a “change in control” of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

(2) a “person” (as that term is used in Section 14(d)(2) of the Exchange Act) becomes after the Effective Date the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company,

(3) the individuals who at the beginning of any period of two consecutive years or less constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of such period,

(4) the stockholders of the Company approve any dissolution or liquidation of the Company or the closing of any sale or disposition of 50% or more of the assets or business of the Company or

(5) the consummation of a merger or consolidation to which the Company is a party (other than a merger or consolidation with a wholly-owned subsidiary of the Company) or a share exchange in which the Company shall exchange shares of the Company for shares of another corporation as a result of which the persons who were stockholders of the Company immediately before the effective date of such merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange.

Amendments to the 2010 Plan

The Board may, in its discretion, amend the 2010 Plan. However, the Board must obtain stockholder approval in order to:

•	increase the number of shares of Class B Common Stock reserved for ISO grants, or

•	change the class of persons eligible to receive ISOs.

If an amendment will adversely affect an outstanding option or award, the Board must obtain the consent of the affected grantee before so amending the 2010 Plan.

Securities Registration

As a condition to the receipt of shares of stock under the 2010 Plan, if requested by us, each key employee and director must agree to hold such shares of stock for investment purposes and not with a view of resale or distribution to the public.

Certain Federal Income Tax Consequences

The 2010 Plan is not subject to the provisions of Section 401(a) of the Code.

Incentive Stock Options

A participant generally does not realize taxable income upon the grant or exercise of an ISO under the 2010 Plan, but the exercise of an ISO can give rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability.

If a participant does not dispose of shares received upon exercise of an ISO for at least

•	two years from the date of grant, and

•	one year from the date of exercise, then upon sale of the shares:

•	any amount realized in excess of the exercise price is taxed as long-term capital gain, and

•	any loss sustained will be a long-term capital loss.

If the participant has held the Class B Common Stock for the holding period required for long-term capital gains treatment, the federal income tax rate on the gain from the disposition of the shares should be less than the tax rates as are applicable to other income.

If an optionee disposes of Class B Common Stock acquired by exercise of an ISO before the end of the one and two-year holding periods described above, he or she has made a disqualifying disposition. If an optionee makes a disqualifying disposition, he or she realizes ordinary income in the year of the disposition generally to the extent that the lesser of the fair market value of the Class B Common Stock on the date the option was exercised or the fair market value at the time of the disqualifying disposition exceeds the exercise price. Any amount realized upon a disqualifying disposition in excess of the fair market value of the Class B Common Stock on the date of exercise generally will be treated as either short-term or long-term capital gain, depending upon how long the participant holds the Class B Common Stock. If an optionee uses Class B Common Stock that he or she acquires upon exercise of an ISO to pay the exercise price of another option prior to the end of the holding period for the Class B Common Stock, the disposition will be a disqualifying disposition.

We cannot take a deduction for federal income tax purposes at the time of the grant or exercise of an ISO. At the time of a disqualifying disposition by an optionee, we generally will be entitled to a deduction for federal income tax purposes equal to the amount taxable to the optionee as ordinary income in connection with the disqualifying disposition. We are entitled to a deduction subject to the limitations on deductibility generally applicable to compensation payments.

Non-Qualified Stock Options.  The grant of a Non-ISO under the 2010 Plan will not generally be subject to federal income tax. Upon exercise, however, the optionee generally will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Gain or loss on the subsequent sale of Class B Common Stock received on exercise of a Non-ISO generally will be either short-term or long-term capital gain or loss, depending upon how long the optionee holds the Class B Common Stock.

Upon exercise of a Non-ISO, we will be entitled to a compensation deduction for federal income tax purposes in the year and in the same amount as the optionee recognizes and includes in his or her ordinary income, subject to the limitations on deductibility generally applicable to compensation payments. For example, under Section 162(m) of the Code, we currently may not take a deduction for remuneration the Company pays during any taxable year to the Chief Executive Officer or any of the three next most highly compensated executive officers (other than the Chief Financial Officer) in excess of $1,000,000. Section 162(m) is known as the “million dollar cap.” For this purpose, remuneration excludes certain performance-based compensation. We believe that the 2010 Plan design meets all general requirements applicable to it under the performance-based compensation rules in order for option and SAR grants and restricted stock awards to be treated as giving rise to performance-based compensation. We anticipate that the Committee will, to the extent feasible and appropriate, administer the 2010 Plan so that option and SAR grants and restricted stock awards will in fact qualify as performance-based and any income recognized on their exercise will be exempt from the million dollar cap.

Awards.  Awards granted under the 2010 Plan may or may not be subject to restrictions during a vesting period established with respect to the award. If an award is fully vested as of the date it is granted, the excess of the value of the shares transferred pursuant to the award over the amount, if any, that the employee is required to pay for the shares is treated as ordinary compensation income to the recipient, and will be a deductible compensation expense to us, subject to limitations on deductibility generally applicable to compensation payments. If the award is subject to restrictions during a vesting period that constitutes a “substantial risk of forfeiture” for federal income tax purposes, the employee will generally include in his or her taxable income for federal income tax purposes the value of the shares over the amount, if any, paid for the shares, as of the dates the shares are no longer subject to such substantial risk of forfeiture. This income will be taxed as ordinary compensation income.

Finally, an employee who receives an award that is subject to a substantial risk of forfeiture may make an election under Section 83(b) of the Code. The election will cause the employee to recognize an amount of ordinary income equal to the fair market value of the shares transferred as of the date the award is granted (rather than as of the date the risk lapses) and on a subsequent sale of those shares, the holding period would also be calculated by referenced to the grant date rather than the date the risk lapses. If the shares are subsequently forfeited, the employee will not be able to claim a loss under applicable tax rules (which only permit recognition of a loss if there has been a purchase price paid for the shares, and only to the extent of such purchase price).

The 2010 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

THE BOARD RECOMMENDS A VOTE “FOR”
APPROVAL OF THE BELK, INC. 2010 INCENTIVE STOCK PLAN.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended January 30, 2010 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2011 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 22, 2010 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with such meeting.

Stockholder proposals brought before our 2011 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60 nor more than 90 days prior to the meeting. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in our Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder, in which case each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary
Telephone: 704-357-1000

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 21, 2010

EXHIBIT A

BELK, INC. 2010 INCENTIVE STOCK PLAN

§ 1
BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of Belk by authorizing the Board to grant Stock, Options, Restricted Stock and/or Stock Appreciation Rights to Key Employees and/or Directors in order (1) to attract and retain Key Employees and Directors, (2) to provide an additional incentive to each Key Employee or Director to work to increase the value of Stock and (3) to provide each Key Employee or Director with a stake in the future of Belk which corresponds to the stake of each of Belk’s stockholders.

§ 2
DEFINITIONS

2.1      Affiliate -- means any organization (other than a Subsidiary) that would be treated as under common control with Belk under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2      Belk -- means Belk, Inc. and any successor to Belk, Inc.

2.3      Board -- means the Board of Directors of Belk.

2.4      Change in Control -- means (1) a “change in control” of Belk of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the 1934 Act, (2) a “person” (as that term is used in Section 14(d)(2) of the 1934 Act) becomes after the effective date of this Plan the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of Belk, (3) the individuals who at the beginning of any period of two consecutive years or less constitute the Board cease for any reason during such period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of such period, (4) the shareholders of Belk approve any dissolution or liquidation of Belk or the closing of any sale or disposition of 50% or more of the assets or business of Belk or (5) the consummation of any merger or consolidation to which Belk is a party (other than a merger or consolidation with a wholly-owned subsidiary of Belk) or a share exchange in which Belk shall exchange Belk shares for shares of another corporation as a result of which the persons who were shareholders of Belk immediately before the effective date of such merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange.

2.5      Code -- means the Internal Revenue Code of 1986, as amended.

2.6      Committee -- means the Compensation Committee of the Board or such other committee as the Board may designate.

2.7      Director -- means any member of the Board who is not an employee of Belk or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of Belk.

2.8      Fair Market Value -- means the current fair market value of a share of Stock that the Committee acting in good faith determines through the reasonable application of a reasonable valuation methodology which takes into consideration in applying such methodology all available information deemed material to the value of Belk, including (as applicable) (1) the value of Belk’s tangible and intangible assets, (2) the present value of Belk’s anticipated future cash-flows, (3) the market value of equity interests in similar companies engaged in trades or businesses substantially similar to those engaged in by Belk, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arms-length private transaction), (4) recent arm’s length transactions involving the sale or transfer of shares of Stock, and (5) other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on Belk, the holders of Stock or Belk’s creditors.

2.9      ISO -- means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.10      Key Employee -- means an employee of Belk or any Subsidiary or Parent or Affiliate designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is key directly or indirectly to the success of Belk.

2.11      1933 Act – means the Securities Act of 1933, as amended.

2.12      1934 Act -- means the Securities Exchange Act of 1934, as amended.

2.13      Non-ISO -- means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.14      Option -- means an ISO or a Non-ISO which is granted under § 7 of this Plan.

2.15      Option Certificate -- means the written certificate which sets forth the terms and conditions of an Option granted to a Key Employee or Director under this Plan.

2.16      Option Price -- means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.17      Parent -- means any corporation which is a parent of Belk within the meaning of § 424(e) of the Code.

2.18      Plan -- means this Belk, Inc. 2010 Incentive Stock Plan as effective on the date the shareholders of Belk (acting at a duly called meeting of such shareholders) approve the adoption of this plan by the Board and as amended from time to time thereafter.

2.19      Restricted Stock -- means Stock granted to a Key Employee under certain conditions pursuant to § 9 of this Plan.

2.20      Restricted Stock Certificate -- means the document which sets forth the terms and conditions of a Restricted Stock grant to a Key Employee.

2.21      Rule 16b-3 -- means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.22      Stock -- means the Class B common stock of Belk.

2.23      SAR Value -- means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 10.

2.24      Stock Appreciation Right -- means a right to receive the appreciation in a share of Stock which is granted under § 8 of this Plan.

2.25      Stock Appreciation Right Certificate -- means the document which sets forth the terms and conditions of a Stock Appreciation Right which is not granted to a Key Employee as part of an Option.

2.26      Subsidiary -- means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Belk.

2.27      Ten Percent Shareholder -- means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Belk, a Subsidiary or Parent.

§ 3
SHARES RESERVED UNDER PLAN

There shall (subject to § 13) be 2,500,000 shares of Stock reserved for issuance under this Plan. Such shares of Stock shall be reserved to the extent that Belk deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Belk. Any shares of Stock subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option, any shares of Restricted Stock which are forfeited or canceled and any shares of Stock subject to a Stock Appreciation Right with respect to which no exercise has been made under § 8 before the cancellation or expiration of such Stock Appreciation Right thereafter shall again become available for issuance under this Plan, but any shares of Stock used to exercise an Option or to satisfy a withholding obligation shall not again become available for issuance under this Plan.

§ 4
EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of Belk (acting at a duly called meeting of such shareholders) approve the adoption of this Plan by the Board.

§ 5
COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 13, § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Belk, on each affected Key Employee or Director and on each other person directly or indirectly affected by such action.

§ 6
ELIGIBILITY AND ANNUAL GRANT CAP

Only Key Employees who are employed by Belk or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan, and Key Employees and Directors shall be eligible for the grant of Non-ISOs under this Plan. Only Key Employees shall be eligible for the grant of Stock, Restricted Stock or Stock Appreciation Rights under this Plan. No Key Employee in any calendar year shall receive a Stock or Restricted Stock grant, Option or Stock Appreciation Right with respect to more than 150,000 shares of stock.

§ 7
OPTIONS

7.1      Board Action.  The Board acting in its absolute discretion may authorize the Committee or the Executive Committee of the Board to grant Options to Directors and Key Employees under this Plan from time to time to purchase shares of Stock and, further, the Board may authorize the Committee to grant new Options in exchange for the cancellation of outstanding Options which have a higher or lower Option Price than the new Options. Each grant of an Option to a Key Employee shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, if the Committee grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO.

7.2      $100,000 Limit.  No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3      Option Price.  The Option Price for each share of Stock subject to an Option which is granted to a Director or Key Employee shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee the Option Price may be paid either in cash, by check or in Stock which has been held for at least 6 months and which is acceptable to the Committee or in any combination of cash, check and such Stock or through any cashless exercise procedure which is acceptable to the Committee or its delegate and which is facilitated through a sale of Stock. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock is presented to the Committee or its delegate in such form as acceptable to the Committee.

7.4      Exercise Period.  Each Option granted under this Plan to a Key Employee shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option granted to a Director or Key Employee exercisable on or after the earlier of

(1)	the date such Option is exercised in full, or

(2)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

(3)	the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

An Option Certificate may provide for the exercise of an Option after the employment of a Key Employee has terminated for any reason whatsoever, including death or disability.

7.5      Grants to Directors.  A Non-ISO granted to a Director under this § 7.5 shall be subject to such other terms and conditions as the Committee deems appropriate and proper under the circumstances, and no Director shall be eligible to receive an Option under this Plan except as provided in this § 7.5. A grant of a Non-ISO to a Director under this § 7.5 is intended to be granted in a manner which continues to allow such Director to be a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of § 162(m) of the Code, and all Non-ISOs granted to Directors under this § 7.5 shall be construed to effect such intent.

§ 8
STOCK APPRECIATION RIGHTS

8.1      Board Action.  The Board acting in its absolute discretion may authorize the Committee or the Executive Committee of the Board to grant a Stock Appreciation Right to a Key Employee under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2      Terms and Conditions.

(1)	Stock Appreciation Right Certificate. If a Stock Appreciation Right is evidenced by a Stock Appreciation Right Certificate, such certificate shall set forth the number of shares of Stock to which the Key Employee has the right to appreciation and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(2)	Option Certificate. If a Stock Appreciation Right is evidenced by an Option Certificate, the SAR Value for each share of Stock subject to the Stock Appreciation Right shall be the Option

Price for the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Key Employee’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Key Employee’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

8.3	Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock subject to such Stock Appreciation Right exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. A Key Employee upon the exercise of his or her Stock Appreciation Right shall receive a payment from Belk in cash or in Stock, or in a combination of cash and Stock, and any payment in Stock shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9
STOCK

9.1      Board Action.  The Board acting in its absolute discretion may authorize the Committee or the Executive Committee of the Board to grant Stock to Directors and Key Employees under this Plan from time to time and, further, shall have the right to make new Stock or Restricted Stock grants in exchange for the cancellation of an outstanding Restricted Stock grant to a Key Employee. Each Restricted Stock grant shall be evidenced by a Restricted Stock Certificate, and each Restricted Stock Certificate shall set forth the conditions under which Stock will be issued pursuant to the grant and the conditions under which the Key Employee’s interest in the underlying Stock will become nonforfeitable.

9.2      Restricted Stock Grants.

(1)	Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock to a Key Employee subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, and the related Restricted Stock Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Restricted Stock grant shall be issued in the name of a Key Employee only after each such condition, if any, has been timely satisfied, and any Stock which is so issued and is subject to forfeiture conditions pursuant to § 9.2(2) shall be held by Belk pending the satisfaction of those forfeiture conditions.

(2)	Forfeiture Conditions. The Committee acting in its absolute discretion may make Stock issued in the name of a Key Employee subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees generally or for a Key Employee in particular, and the related Restricted Stock Certificate shall set forth each such forfeiture condition, if any, and the deadline, if any, for Each share of Stock issued pursuant to a Restricted Stock grant shall be unavailable under § 3 unless such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under § 3 as of the date of such failure satisfying each such forfeiture condition.

9.3      Dividends and Voting Rights.  If a cash dividend is paid on a share of Stock issued to a Key Employee pursuant to a Restricted Stock grant which Stock is subject to forfeiture conditions pursuant to § 9.2(2), Belk shall pay such cash dividend directly to such Key Employee. If a Stock dividend is paid on a share of Stock issued to a Key Employee pursuant to a Restricted Stock grant which Stock is subject to forfeiture conditions pursuant to § 9.2(2), the Stock subject to such Stock dividend shall be treated as part of the Restricted Stock grant, and a Key Employee’s interest in such Stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes nonforfeitable. The disposition of each other form of dividend which is declared on such a share of Stock shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Key Employee also shall have the right to vote such Stock.

9.4      Satisfaction of Forfeiture Conditions; Provision for Income Taxes.  A share of Stock shall cease to be Restricted Stock at such time as a Key Employee’s interest in such Stock becomes nonforfeitable under this Plan, and the certificate representing such share shall be transferred to the Key Employee as soon as practicable thereafter. The Committee acting in its absolute discretion shall have the power to authorize and direct Belk to pay a cash bonus (or to provide in the terms of the Restricted Stock Certificate for Belk to make such payment) to a Key Employee to pay all, or any portion of, his or her federal, state and local income tax liability which the Committee deems attributable to a Stock or Restricted Stock grant, to pay any such tax liability attributable to such cash bonus.

9.5      Performance Goals for Income Tax Deduction

(a)	General. The Committee shall (where the Committee under the circumstances deems in Belk’s best interest) either (1) make Stock Grants to Key Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) which seems likely to result in the Stock Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants to Key Employees under such other circumstances as the Committee deems likely to result in an income tax deduction for Belk with respect to such Stock Grant.

(b)	Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) Belk’s return over capital costs or increases in return over capital costs, (2) Belk’s total earnings or the growth in such earnings, (3) Belk’s consolidated earnings or the growth in such earnings, (4) Belk’s earnings per share or the growth in such earnings, (5) Belk’s net earnings or the growth in such earnings, (6) Belk’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) Belk’s earnings before interest and taxes or the growth in such earnings, (8) Belk’s consolidated net income or the growth in such income, (9) the value of Belk’s stock or the growth in such value, (10) Belk’s stock price or the growth in such price, (11) Belk’s return on assets or the growth on such return, (12) Belk’s cash flow or the growth in such cash flow, (13) Belk’s total shareholder return or the growth in such return, (14) Belk’s expenses or the reduction of such expenses, (15) Belk’s sales growth, (16) Belk’s overhead ratios or changes in such ratios, (17) Belk’s expense-to-sales ratios or the changes in such ratios, (18) Belk’s economic value added or changes in such value added, (19) Belk’s return on invested capital or the growth in such return, (20) Belk’s gross margins or the growth in such gross margins or (21) Belk’s earnings before interest and taxes as a percentage of sales or the growth in such percentage.

(c)	Alternative Goals. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and the Committee may set more than one goal. No change may be made to a performance goal after the goal has been set. However, the Committee may express any goal in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances, such as including or excluding (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of Belk or not within the reasonable control of Belk’s management or (3) the effects of tax or accounting changes.

§ 10
NONTRANSFERABILITY

No Option, forfeitable Restricted Stock or Stock Appreciation Right shall (absent the Committee’s consent) be transferable by a Key Employee or an Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during a Key Employee’s or Director’s lifetime only by the Key Employee or Director. The person or persons to whom an Option or Restricted Stock or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Key Employee or Director.

§ 11
SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Key Employee or Director shall, if so requested by Belk, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Belk, shall deliver to Belk a written statement satisfactory to Belk to that effect. If so requested by Belk, the Key Employee or Director shall make a written representation to Belk that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Belk an opinion in form and substance satisfactory to Belk of legal counsel satisfactory to Belk that such registration is not required. Certificates representing the Stock transferred pursuant to a Stock or Restricted Stock grant or upon the exercise of an Option or Stock Appreciation Right may at the discretion of Belk bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion of legal counsel in form and substance satisfactory to Belk that such registration is not required.

§ 12
LIFE OF PLAN

No Option, Stock, Restricted Stock or Stock Appreciation Right shall be granted under this Plan on or after the earlier of

(1)	the tenth anniversary of the effective date of this Plan (as determined under § 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Restricted Stock grants under this Plan have been forfeited or the forfeiture conditions, if any, on such Stock have been satisfied in full, or

(2)	the date on which all of the Stock reserved under § 3 of this Plan has (as a result of Stock grants or the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Restricted Stock) been issued or no longer is available for issuance under this Plan, in which event this Plan also shall terminate on such date.

§ 13
ADJUSTMENT

13.1      Capital Structure.  The number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 of this Plan, the annual grant cap described in § 6 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class of shares of Stock and Restricted Stock granted under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Belk, including, but not limited to, such changes as stock dividends or stock splits.

13.2      Mergers.  The Board as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Board in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 of this Plan and the annual grant caps described in § 6 of this Plan. Furthermore, the Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Board in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock to be issued under any Restricted Stock grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code and without regard to the annual grant caps described in § 6 of this Plan) to make Restricted Stock, Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, restricted stock, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, option or appreciation right grants.

13.3      Fractional Shares.  If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in “the number of shares reserved under § 3” within the meaning of § 15 of this Plan.

§ 14
CHANGE IN CONTROL

If there is a Change in Control of Belk on any date, any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights in effect immediately before such date and any and all outstanding issuance and forfeiture conditions on any Stock or Restricted Stock in effect immediately before such date automatically shall be deemed satisfied in full, and the Board shall have the right (to the extent required as part of such transaction) to cancel such Options, Stock Appreciation Rights and Restricted Stock grants after providing each Key Employee and Director a reasonable opportunity to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Restricted Stock grants.

§ 15
AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of Belk required under § 422 of the Code (1) to increase the number of shares of Stock reserved under § 3 which can be used for ISO grants, or (2) to change the class of employees eligible for Options which are ISOs. The Board also may suspend the granting of Options or Stock Appreciation Rights, Stock or Restricted Stock under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option, Stock Appreciation Right or Restricted Stock granted before such suspension or termination unless (1) the Key Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of Belk or a transaction described in § 13 or § 14 of this Plan.

§ 16
MISCELLANEOUS

16.1      Shareholder Rights.  No Key Employee or Director shall have any rights as a shareholder of Belk as a result of the grant of an Option or a Stock Appreciation Right granted to him or her under this Plan or his or her exercise of such Option or Stock Appreciation Right pending the actual delivery of the Stock subject to such Option to such Key Employee or Director. Subject to § 9, a Key Employee’s rights as a shareholder in the shares of Stock underlying a Restricted Stock grant shall be set forth in the related Restricted Stock Certificate.

16.2      No Contract of Employment.  The grant of an Option, a Stock Appreciation Right or Stock or Restricted Stock to a Key Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Key Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the related Option Certificate, Stock Appreciation Right Certificate, or Restricted Stock Certificate.

16.3      Withholding.  Each Option, Stock Appreciation Right and Stock or Restricted Stock grant shall be made subject to the condition that the Key Employee or Director consents to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to the exercise of such Option or Stock Appreciation Right or the satisfaction of any forfeiture conditions with respect to Restricted Stock issued in the name of the Key Employee or Director. The Committee also shall have the right to provide in an Option Certificate, Stock Appreciation Right Certificate or a Restricted Stock Certificate that a Key Employee or Director may elect to satisfy federal and state tax withholding requirements through a reduction in the cash or the number of shares of Stock actually transferred to him or to her under this Plan.

16.4      Construction.  All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Finally, each term set forth in § 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

16.5      Other Conditions.  Each Option Certificate, Stock Appreciation Right Certificate or Restricted Stock Certificate may require that a Key Employee or Director (as a condition to the exercise of an Option or a Stock Appreciation Right or a Restricted Stock grant) enter into any agreement or make such representations prepared by Belk, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or Restricted Stock grant or provides for the repurchase of such Stock by Belk.

16.6      Rule 16b-3.  The Committee shall have the right to amend any Option, Restricted Stock or Stock Appreciation Right grant or to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Key Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

16.7      Coordination with Employment Agreements and Other Agreements.  If Belk enters into an employment agreement or other agreement with a Key Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right or Stock Grant or (to the extent permissible under § 409A of the Code) for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right or Stock Grant, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right or Stock Grant and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option or Stock Appreciation Right was granted or the Stock Grant was made.

PROXY	PROXY

BELK, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 26, 2010

The undersigned hereby appoints Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(1)           To elect three Directors to terms expiring at the 2013 Annual Meeting of Stockholders.

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed
John R. Belk
Jerri L. DeVard
Elizabeth Valk Long

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

(2)           To approve the Belk, Inc. 2010 Incentive Stock Plan.

☐     FOR
☐     AGAINST
☐     ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED ABOVE.

, 2010

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.